Exhibit 10.3
CONTRIBUTION AGREEMENT
          CONTRIBUTION AGREEMENT, dated as of March 31, 2009 (this “Agreement”), between Franklin Asset, LLC, a Delaware limited liability company (“Parent”) and Franklin Asset Merger Sub, LLC , a Delaware limited liability company (“Merger Sub”).
W I T N E S S E T H
          WHEREAS, the Board of Directors of Parent has deemed it advisable and to the advantage of Parent that Parent contribute the rights (defined below) to Merger Sub;
          NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto hereby agree as follows:
          1. Capital Contribution. Parent hereby contributes, transfers, assigns and otherwise conveys to Merger Sub without recourse to Parent all of its rights, title and interest in and to the following: the trust certificates set forth on Exhibit A hereto, and all amounts (including accrued interest) due or to become due thereunder from and after the date hereof (the “Contributed Assets”).
          2. Governing law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.
          3. Miscellaneous.
               (A) Each of Parent and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement to consummate and make effective the transactions described in this Agreement.
               (B) This Agreement will be binding upon and will inure to the benefit of Parent and Merger Sub and their respective successors and permitted assigns.
               (C) This Agreement may be executed in any number of counterparts by the parties hereto, and all of said counterparts when taken together shall be deemed to constitute one and the same instrument, it being understood that all the parties need not sign the same counterpart.
               (D) This Agreement embodies the entire agreement and understanding between Parent and Merger Sub with respect to its subject matter and supersedes all prior agreements and understandings, written and oral, between Parent and Merger Sub related to that subject matter. This Agreement and the obligations of the parties under this Agreement may be amended, waived and discharged only by an instrument in writing executed by the party against which enforcement of the amendment, waiver or discharge is sought.

               (E) The determination that any provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of the remaining provisions or of that provision under other circumstances. Any invalid or unenforceable provision will be enforced to the maximum extent permitted by law.
               (F) This Agreement will be binding upon the parties and their respective successors and assigns and will insure to the benefit of the parties and their respective successors and assigns.
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          IN WITNESS WHEREOF, each of the undersigned has caused this Contribution Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

FRANKLIN ASSET, LLC as Parent
By:	/s/ Alexander Gordon Jardin
	Name:	Alexander Gordon Jardin
	Title:	Chief Executive Officer

FRANKLIN ASSET MERGER SUB, LLC, as Merger Sub
By:	/s/ Alexander Gordon Jardin
	Name:	Alexander Gordon Jardin
	Title:	Chief Executive Officer

Exhibit A
Contributed Assets
•	Class A Certificate No. 3, Franklin Mortgage Asset Trust 2009-A
•	Class REO Certificate No. 3, Franklin Mortgage Asset Trust 2009-A